Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated 4 January 2024, with respect to the consolidated financial statements of Arq Limited included in this registration statement (Form S-1) and related prospectus of Advanced Emissions Solutions, Inc. dated 4 January 2024.

/s/ Ernst & Young LLP
London, United Kingdom
4 January 2024